As filed with the Securities and Exchange Commission on May 1, 2013

Registration No. 333-156289

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Delaware	AutoInfo, Inc.	13-2867481
(State or other jurisdiction of incorporation or organization)	(Exact name of registrant as specified in its charter)	(I.R.S. Employer Identification No.)

6413 Congress Ave. – Suite 260

Boca Raton, Florida 33487

(561) 988-9456

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William I. Wunderlich

Chief Financial Officer

6413 Congress Avenue – Suite 260

Boca Raton, Florida 33487

(561) 988-9456

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement of AutoInfo, Inc., a Delaware corporation (the “Company”), on Form S-8 (Registration No. 333-156289), filed with the Securities and Exchange Commission on December 17, 2008 (the “Registration Statement”), which registered the offering of 16,926,581 shares of the Company’s common stock, $.001 par value (“Common Stock”), pursuant to the terms of the 1992, 1997, 1999, 2003, and 2006 Stock Option Plans, and 2005, and 2006 Independent Sales Agent Stock Option Plans (collectively, the “Option Plans”).

On April 25, 2013, pursuant to the Agreement and Plan of Merger, dated as of February 28, 2013 (the “Merger Agreement”), by and among the Company, AutoInfo Holdings, LLC (“Parent”) and AutoInfo Acquisition Corp., a wholly owned subsidiary of Parent (“Merger Sub”), Merger Sub merged with and into the Company (the “Merger”), with the separate corporate existence of Merger Sub thereupon ceasing, the Company continuing as the surviving corporation, and Parent becoming the sole stockholder of the Company.

The Registration Statement registered securities offered pursuant to the Option Plans. As a result of the Merger, no future awards or stock issuances will be made under the Option Plans. In connection with the Merger, the Company has terminated these Option Plans and all offerings of its securities pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement, the Company hereby removes from registration any securities registered under the Registration Statement that remained available for issuance under the Option Plans at the effective time of the Merger.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Post-Effective Amendment No. 1 to the Registration Statement and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, hereunto duly authorized, in Boca Raton, Florida on May 1, 2013.

AutoInfo, Inc.

By:	/s/ William I. Wunderlich
Name:	William I. Wunderlich
Title:	Chief Financial Officer